                                  EXHIBIT 10.2


                             USL FRANCHISE AGREEMENT

                               FRANCHISE AGREEMENT



                                   USISL, INC.

                                       AND

                            -------------------------






                     THIS AGREEMENT INCLUDES PROVISIONS FOR
                       BINDING ARBITRATION IN SECTION 6.12

                          TABLE OF CONTENTS

I. ........................................................DEFINITIONS   1

II. ....................................GRANT OF FRANCHISE AND LICENSE   2

         2.1........................................GRANT OF FRANCHISE.  2

         2.2...................................................LICENSE.  3

             a. ...........................................USISL Marks.  3

             b. ............................................Team Marks.  3

             c. ...........................Required Use of USISL Marks.  4

             d. ...........................Limitations on Use of Marks.  4

             e. ............................Cooperation in Enforcement.  4

         2.3...........................................REVENUE SHARING.  4

III. ........................................OBLIGATIONS OF FRANCHISOR   5

         3.1...................................USISL OPERATIONS MANUAL.  5

         3.2....................................ANNUAL OWNERS' MEETING.  5

         3.3.................CREATION OF RULES, MINIMUM STANDARDS, AND
                          STANDARDS FOR REVIEW, APPEALS AND DISCIPLINE.  5

             a. .................................................Rules.  5

             b. .....................................Minimum Standards.  5

             c. ..........Standards for Review, Appeals and Discipline.  6

         3.4............................MEDIA GUIDE AND PRESS RELEASES.  6

         3.5........................GAME SCHEDULES AND GAME ASSISTANCE.  6

         3.6........................................OFFICIAL STANDINGS.  6

         3.7.........................COORDINATION OF LEAGUE COMMITTEES.  6

         3.8..............................TROPHIES AND AWARDS CEREMONY.  6

         3.9..............................................SPONSORSHIPS.  6

         3.10..........................................GROUP PURCHASES.  7

IV. .........................................OBLIGATIONS OF FRANCHISEE   7


         4.1............................................FRANCHISE FEES.  7

             a. .........................................Franchise Fee.  7

             b. ....................................Participation Fees.  7

             c. ......................................Performance Bond.  7

             d. .......................................Infraction Bond.  8

             e. .........................Changes in and Waiver of Fees.  8

         4.2................................................COMPLIANCE.  8

         4.3.....................................ADHERENCE TO SCHEDULE.  9

         4.4.................................FACILITIES AND OPERATIONS.  9

             a. ............................................Facilities.  9

             b. ..........................Facilities for Indoor League.  9

             c. ...............................Operations for A-League.  9

         4.5...................................................PLAYERS.  9

             a. .............................Relationship with Players.  9

             b. ......................................Player Contracts.  9

             c. ................................Franchise Requirements. 10

         4.6.................................................INSURANCE. 10

             a. ..........................................Requirements. 10

             b. ..................................Selection of Carrier. 10

         4.7..............................................SPONSORSHIPS. 11

             a. ...............................................General. 11

             b. .....................................Team Sponsorships. 11

             c. .....................................UMBRO Sponsorship. 11

         4.8............................MEDIA OBLIGATIONS FOR A-LEAGUE. 12

         4.9................................TEAM UNIFORMS AND SUPPLIES. 12

             a. ....................................Franchise Uniforms. 12

             b. .............Referees, Ball Persons, and Stadium Staff. 12

             c. ..............................................Supplies. 12


         4.10............................................GAME PROGRAMS. 12

         4.11..................................................TICKETS. 12

         4.12...................................REPORTING GAME RESULTS. 13

         4.13.................................................MEETINGS. 13

V. ...............................................FRANCHISE OPERATIONS  13

         5.1............................................GAME OFFICIALS. 13

         5.2...............................RELATIONSHIPS BETWEEN TEAMS. 13

         5.3.................................................TERRITORY. 13

         5.4......................................CHANGE IN TEAM MARKS. 14

         5.5....................................OWNERSHIP OF FRANCHISE. 14

         5.6...................................LIMITATIONS ON TRANSFER. 14

         5.7..................................TERMINATION OF FRANCHISE. 14

         5.8............................FUTURE MARKETING OPPORTUNITIES. 15

         5.9..............................................SOCCER CAMPS. 15

         5.10...........................FRANCHISEE'S CHANGE OF LEAGUES. 15

         5.11...........SPECIAL OPPORTUNITY TO OBTAIN INDOOR FRANCHISE. 15

         5.12............LIMITATIONS ON PARTICIPATION IN OTHER LEAGUES. 16

         5.13.................................PROMOTION AND RELEGATION. 16

         5.14...............PLAYER AGREEMENTS WITH MAJOR LEAGUE SOCCER. 16

         5.15.............................DISCONTINUATION OF FRANCHISE. 17

         5.16..........................................TEAM BANKRUPTCY. 17

VI. .....................................................MISCELLANEOUS  17

         6.1...................................................NOTICES. 17

         6.2..........................................EQUITABLE RELIEF. 17

         6.3........................................ADDITIONAL ACTIONS. 18

         6.4....................................SUCCESSORS AND ASSIGNS. 18

         6.5..........................................ENTIRE AGREEMENT. 18

         6.6..........................................WAIVER OF RIGHTS. 18

         6.7..........................INTEREST ON PAST DUE OBLIGATIONS. 18

         6.8..............................................SEVERABILITY. 18

         6.9.............................................EFFECTIVENESS. 18

         6.10...........................HEADINGS AND TABLE OF CONTENTS. 18

         6.11.................................ASSIGNMENT BY FRANCHISOR. 18

         6.12..............................................ARBITRATION. 18

         6.13...........................GOVERNING LAW AND JURISDICTION. 19

         6.14.................................................SURVIVAL. 19

         6.15............................INDEPENDENT CONTRACTOR STATUS. 19

         6.16.............................NO THIRD PARTY BENEFICIARIES. 19

         6.17............................................ROLE OF UMBRO. 19

         6.18.....................................MATURATION OF LEAGUE. 19

VII. .....................................................RISK FACTORS  19

VIII. ...............................NO PROJECTIONS OR REPRESENTATIONS  20



EXHIBITS
         Minimum Standards...............................Exhibit A
         Territory.......................................Exhibit B
         USISL Marks.....................................Exhibit C
         USISL Rules.....................................Exhibit D
         Team Marks......................................Exhibit E
         Standards for Review, Appeals & Discipline......Exhibit F
         Schedule of Fines...............................Exhibit G
         USISL Sponsors..................................Exhibit H
         Team Sponsors and Sponsorhsip Agreements........Exhibit I

                                      USISL
                               FRANCHISE AGREEMENT

         THIS FRANCHISE AGREEMENT is made as of the _______ day of _____________, 19___, by and between USISL, Inc., a Delaware corporation, having its principal place of business at Suite 201, North Building, Grand Plaza, 14497 North Dale Mabry Highway, Tampa, Florida 33618 (hereinafter called "Franchisor" or "USISL") and _____________________________________________
_____________________________ of ____________________________ (hereinafter called "Franchisee"). Franchisee hereby acknowledges that this Franchise Agreement was accompanied by an Offering Circular which it received at the earlier of 1) the first personal meeting with a representative of the USISL to discuss the franchise offering; 2) ten (10) business days prior to the signing of any franchise or related agreement; or 3) ten (10) business days before any payment by Franchisee. In addition, Franchisee acknowledges receipt of this Franchise Agreement containing all material terms at the time of the delivery of the Offering Circular.

         Franchisor is a corporation that does business as a soccer league created to promote the sport of soccer in the United States, Canada, and the Caribbean Franchisor currently has five leagues: (i) A-League; (ii) Professional Division III ("D3 Pro League"); (iii) Premier Development Soccer League ("PDSL"); (iv) Women's ("W-League"); and (v) Indoor. The A-League of Franchisor is approved as a Professional Division II Soccer League and the D3 Pro League is recognized as a Professional Division III Soccer League by the United States Soccer Federation. The PDSL is recognized as an Interregional Amateur League by the United States Amateur Soccer Association. The names of the leagues in the USISL are subject to change from time to time in Franchisor's discretion. Franchisor is the owner of the USISL Marks as defined below. Franchisor is offering franchises to participate in the USISL to Franchisees who own or manage existing or to be formed soccer teams.

         Franchisor is adopting a franchise system for team involvement in league play in order to facilitate consistency in administration and operation of the soccer league known as the USISL, to promote uniformity in relationships among the teams, divisions, and the league, and to establish a mechanism for centralized management and control of the league.

         Franchisee desires to obtain a franchise to include its team in the USISL for the purpose of engaging in soccer matches, participating in USISL programs and events, promoting the sport of soccer in the United States, Canada and the Caribbean, and utilizing any concepts, methods and techniques made available by Franchisor. Franchisee acknowledges that Franchisor does not assure that the Franchise will be profitable, and Franchisee's desire to obtain a franchise in the USISL is not based on an expectation of profits.

         Franchisor and Franchisee, intending to be legally bound, do mutually covenant and agree as follows:

DEFINITIONS

          "FIFA" shall mean Federation Internationale de Football
Association, the entity governing professional soccer internationally, or its successors.

          "League" shall mean one of the five leagues of the USISL: (i) A-League or Professional Division II; (ii) D3 Pro League; (iii) PDSL; (iv) W-League; or (v) Indoor. Franchisor may change the name of any League from time to time and may add or delete Leagues as it deems necessary or appropriate.

          "Minimum Standards" shall mean the minimum standards for USISL teams, as they may be amended and supplemented from time to time as provided in Section 3.3(b) below. A current copy of the Minimum Standards is attached as Exhibit A hereto.

          "Season" shall mean the time periods in any year during which official USISL games are played for Franchisee's League.

          "Sponsors" shall mean official sponsors of the USISL that Franchisor may select from time to time.

          "Stadium" shall mean the playing facility meeting the requirements of Section 4.4 and approved by Franchisor and further described on Exhibit B hereto.

          "Team Marks" shall mean the team name, logos, characters, trademarks, trade names and other identifying words or symbols related to the Franchise which Franchisee owns or uses or in which Franchisee otherwise holds a proprietary interest, as they may be revised, replaced or supplemented by Franchisee from time to time as provided in Section 2.2(b).

          "Territory" shall mean the geographic territory where the Franchise is based and is more particularly described on Exhibit B.

          "USASA" shall mean United States Amateur Soccer Association, the governing entity for amateur soccer in the United States, or the entity or organization as may assume the responsibilities similar to that of the USASA in the future.

          "USISL Marks" shall mean the trade name USISL and the USISL trademarks listed in Exhibit C attached hereto, as they may be amended or supplemented by Franchisor from time to time.

          "USISL Rules" shall mean the rules of the USISL as they may be amended and supplemented from time to time as provided in Section 3.3(a). A current copy of the USISL Rules is attached as Exhibit D hereto.

          "USSF" shall mean United States Soccer Federation (also known as U.S. Soccer), the governing entity for professional soccer in the United States, or the entity or organization as may assume responsibilities similar to that of the USSF in the future.

GRANT OF FRANCHISE AND LICENSE

         GRANT OF FRANCHISE. Subject to the terms and conditions contained herein, Franchisor hereby grants Franchisee a franchise to own and operate a USISL team in the following League:
         [PLEASE MARK APPLICABLE LEAGUE]
                  ____     A-League or Professional Division II ("A-League")
                  ____     D3 Pro League
                  ____     PDSL
                  ____     W-League
                  ____     Indoor

(the "Franchise"). The Franchise shall be located in the Territory, and the Franchise must play all home USISL games in the Territory unless Franchisor otherwise agrees in writing. In addition, the Franchise shall play at least seventy-five percent (75%) of its home games in the Stadium. The Franchise shall be referred to as a team name to be selected by Franchisee and reasonably acceptable to Franchisor. The Territory of the Franchise shall not be changed without the written consent of Franchisor and payment of a relocation fee as provided in Section 5.3 herein.

         Franchisor reserves the right to offer franchises to third parties in the future on such different and other terms as Franchisor may adopt from time to time.

         LICENSE.

                  USISL MARKS. Franchisor hereby grants Franchisee, during the term of this Franchise Agreement and in accordance with the guidelines described below, the non-exclusive right and license to use, reproduce and display the USISL Marks in the following Franchise related activities: (i) team uniforms; (ii) game programs; (iii) individual team advertising and other individual team promotional materials and activities; and (iv) such other activities as the Franchisor may require or approve in advance in writing. Franchisee shall submit all proposed use, other than game promotion, advertising or tickets, of the USISL Marks to Franchisor in advance for approval which may not be unreasonably withheld. If Franchisor does not object to the proposed use within 10 business days of receipt, Franchisor shall be deemed to approve such use. Franchisee shall not transfer or sublicense this license without the advance written approval of Franchisor. Franchisee shall not use the USISL Marks or the Team Marks in combination with the team marks of other franchisees, it being agreed that this shall be the sole domain of Franchisor and its designees.

         Franchisee's use of the USISL Marks shall be of a quality appropriate to be associated with the USISL and the sport of soccer, shall be non-disparaging, and shall be in accordance with guidelines Franchisor may issue from time to time to ensure a quality appropriate for the USISL and its sponsors. Franchisee shall not allow its use of the USISL Marks to be associated with any illegal activity or any activity that may disparage Franchisor or the sport of soccer.

         Franchisee acknowledges that Franchisor may, from time to time and in its sole discretion, add to, modify or discontinue use of any or all of the current USISL Marks. Franchisor shall inform Franchisee of such changes in the USISL Marks in writing, and, after a reasonable time period to transition the marks, Franchisee agrees to operate under the revised USISL Marks.

         Franchisee shall not use the term "USISL" or any USISL Mark in its corporate name, commonly known name, or team name without Franchisor's prior written approval, nor in any way that could cause Franchisee to be confused with Franchisor.

                  TEAM MARKS. Franchisee's current Team Marks, if any, are shown on Exhibit E hereto. Franchisee shall submit all proposed revisions or additions to the Team Marks to Franchisor for advance approval, which shall be granted unless Franchisor objects to the proposed revisions or additions for reasons of duplication in the sport of soccer or in sporting activities generally, appropriateness for the USISL, failure to be of professional graphic design quality and any other reasonable factors Franchisor deems relevant. If Franchisor fails to inform Franchisee of its denial of approval of a proposed Team Mark within 30 days of delivery to Franchisor of a request for approval by Franchisee and Franchisee's submission of all information requested by Franchisor, the proposed Team Mark shall be deemed approved. Franchisor assumes no responsibility, and in no way shall be liable, for Franchisee's compliance with trademark law in its selection of Team Marks or for the effectiveness or desirability of such Team Marks. Franchisor may, from time to time, develop reasonable guidelines for the implementation of new or revised Team Marks in order to allow for the completion of any merchandising programs utilizing the previous Team Marks. Franchisee agrees to comply with all such reasonable guidelines established by Franchisor.

         Franchisee shall be solely responsible for complying with all trademark laws in its selection and use of Team Marks. If Franchisee has a Franchise in the A-League or D3 Pro League, Franchisee shall apply for and diligently pursue the registration of all Team Marks in the United States at Franchisee's own cost and expense. Franchisee shall provide Franchisor proof of its application to register the Team Marks within 30 days after their approval by Franchisor. If Franchisee fails to register its Team Marks and submit proof of its application to

Franchisor, Franchisor, in its discretion, may apply to register the Team Marks on behalf of Franchisee and deduct any costs associated with such application from Franchisee's performance bond described in Section 4.1(c).

         Franchisee acknowledges and agrees that Franchisor shall have the right, but not the obligation, to register the Team Marks in foreign countries at Franchisor's own cost and expense. If Franchisor chooses to register the Team Marks in any foreign countries, Franchisee shall cooperate with such registration efforts and provide Franchisor with any assistance Franchisor reasonably requests, including, without limitation, executing such agreements as Franchisor determines to be reasonably necessary to effectuate the purpose of this Section 2.2(b).

         Franchisor and Sponsors shall have the right and a license to use all Team Marks in its USISL related activities, merchandise and other materials without charge, and Franchisee shall execute registered user agreements for the Team Marks in favor of Franchisor or Sponsors upon Franchisor's request. Franchisor's and Sponsor's use of the Team Marks shall be of a quality appropriate to be associated with the USISL and the sport of soccer and shall be non-disparaging. Franchisor and Sponsors shall not allow their use of the Team Marks to be associated with any illegal activity or any activity that may disparage Franchisee or the sport of soccer.

                  REQUIRED USE OF USISL MARKS. Franchisee acknowledges and agrees that Franchisor may, from time to time, require Franchisee to display the USISL Marks and the trademarks, logos and names of Sponsors in promotional materials and merchandise, including, without limitation, team uniforms, game programs, and signage. Franchisee shall comply with all such requirements at its own cost and expense; PROVIDED, HOWEVER, that Franchisor shall be responsible for all signage costs except cost of installation, storage and maintenance.

                  LIMITATIONS ON USE OF MARKS. Franchisee shall not use the USISL Marks or the Team Marks in combination with the marks or logos of other franchisees in the USISL as this shall be the sole domain of Franchisor and its Sponsors. The above prohibition does not apply to logo combinations used to promote USISL games. Franchisee shall not pledge or encumber its right to use the USISL Marks, nor shall Franchisee pledge or encumber any interest in the Team Marks, to any third party.

                  COOPERATION IN ENFORCEMENT. Franchisor and Franchisee agree to cooperate with each other in the enforcement of their rights to the USISL Marks or Team Marks, as appropriate. In the event that Franchisor determines that a Team Mark is being infringed, Franchisor shall notify Franchisee of such suspected infringement, and shall have the right, but not the obligation, to pursue all legal remedies in the name of Franchisee and retain any proceeds of such actions. Franchisee shall notify Franchisor of any suspected infringement of the USISL Marks or the marks of other USISL teams.

         REVENUE SHARING. Franchisor may, from time to time, grant sub-licenses to use and display the Team Marks in connection with League based programs for the sale, advertisement or promotion of the USISL, the USISL teams, or any non-soccer-related products, services or events. In such event, Franchisor shall divide the profits arising from such program with the franchise owners whose Team Marks were utilized in the program as follows:
Franchisor shall retain seventy-five percent (75%) of the first $5,000 in profits from such program and divide the remaining twenty-five percent (25%) among the franchise owners whose Team Marks are featured in such programs; Franchisor shall retain fifty percent (50%) of the profits between $5,000 and $100,000 and divide the remaining fifty percent (50%) among the franchise owners whose Team Marks are used; Franchisor shall retain twenty-five percent (25%) of the profits between $100,000 and $500,000 and divide the remaining seventy-five percent (75%) among the franchise owners whose Team Marks are used; and for all profits in excess of $500,000 Franchisor shall retain fifteen percent (15%) and divide the remaining eighty-five percent (85%) among the franchise owners whose Team Marks are utilized in such program. This allocation of profits from promotional programs utilizing the Team Marks shall be determined and allocated on a program by program basis.

         For purposes of this Section 2.3, the term "profits" shall mean the income derived from the appropriate promotion LESS any direct costs associated with such promotion. Franchisor does not guarantee that it will engage in league-wide promotions or that if it undertakes such promotions that profits will be available or that Franchisee will have the opportunity to participate in such promotions.

         Opportunities to participate in revenue sharing programs may not be available to all Leagues. Franchisor makes no assurances that any revenue sharing programs will generate profits.

OBLIGATIONS OF FRANCHISOR

         USISL OPERATIONS MANUAL. Franchisor shall periodically provide Franchisee with a USISL Operations Manual containing instructions for administering the Franchise or such replacement pages as may be appropriate. The Operations Manual shall include the USISL Rules and Minimum Standards, information regarding the rules of USSF, FIFA and other governing bodies for amateur or professional soccer in the United States having jurisdiction over the USISL, game schedules, timelines for USISL obligations, information regarding requirements for players for the Franchise, game day check lists, information regarding media reporting, and information regarding compliance with requirements for referees. Franchisor may modify the Operations Manual from time to time in writing; PROVIDED, HOWEVER, that any changes to the Operations Manual shall be effective only after Franchisee is notified of the change.

         Franchisee acknowledges that the USISL Operations Manual is the result of significant time and effort by Franchisor and contains Franchisor's confidential information regarding Franchisor's business practices. Franchisee agrees to maintain the USISL Operations manual in strict confidence and, except as necessary to perform its duties as Franchisee, not to use or disclose the information contained in the USISL Operations Manual (other than the rules of USSF, FIFA and USASA which are publicly available) for any other purpose while this Agreement is in effect and for a period of two years from the termination of this Agreement.

         ANNUAL OWNERS' MEETING. Franchisor may hold up to two (2) mandatory annual meetings of owners of teams in the USISL each year and may hold such other non-mandatory meetings as it deems necessary or advisable. Franchisee or its designee shall attend the mandatory owners' meeting at their own cost. At owners' meetings, Franchisor shall inform franchise owners of changes in USISL policy and of information regarding the Season. The number of owners' meetings, whether mandatory or not, may vary by League.

             CREATION OF RULES, MINIMUM STANDARDS, AND STANDARDS FOR
                        REVIEW, APPEALS AND DISCIPLINE.


                  RULES. Franchisor shall, from time to time, create and amend USISL Rules including rules governing game conduct and rules, players and player eligibility, referees, game cancellations and makeups, playoffs and championships, score keeping, facilities, suggested minimum advertising, and other factors relevant to the operation of a soccer league. A current copy of the USISL Rules is attached as Exhibit D hereto and is incorporated herein by this reference. Franchisor shall consider the advice of the Rules and Competition Committee (comprised of franchise owners as described in Section 3.7 below) in amending the USISL Rules. Changes to the USISL Rules shall be effective only after Franchisee is notified in writing of such changes.

                  MINIMUM STANDARDS. Franchisor shall create and amend as appropriate from time to time, the Minimum Standards required to be followed by all franchise owners for hosting home games, and responsibilities of home and visiting teams. A current copy of the Minimum Standards is attached as Exhibit A hereto and is incorporated herein by this reference. Franchisor shall consider the advice of the Minimum Standards Committee (comprised of franchise owners as described in Section 3.7 below) in amending the Minimum Standards. Changes to the Minimum Standards shall be effective only after Franchisee is notified in writing of such changes. Minimum standards for USSF division II and division III teams are promulgated from time to time by the USSF. Franchisee agrees to comply with all Minimum Standards established by the USSF or USASA, as appropriate, established for its League. Current copies of the USSF Minimum Standards for Division II and Division III are attached as Appendices 1 and 2, respectively, to Exhibit A hereto.

                  STANDARDS FOR REVIEW, APPEALS AND DISCIPLINE. Franchisor shall create the Standards for Review, Appeals and Discipline to be followed by the league's National Review, Appeals and Discipline Committee ("Review Committee") in making disciplinary decisions. Franchisor may amend the Standards for Review, Appeals and Discipline from time to time as it determines appropriate. A current copy of the Standards for Review, Appeals and Discipline is attached as Exhibit F hereto and is incorporated herein by this reference. Changes to the Standards for Review, Appeals and Discipline shall be effective only after Franchisee is notified in writing of such changes.

         MEDIA GUIDE AND PRESS RELEASES. Franchisor shall produce an annual USISL Media Guide highlighting the USISL teams and players and describing the upcoming Season and USISL programs. Franchisor shall distribute the Media Guide to members of the media it identifies and, availability permitting, to members of the media suggested by owners of franchises. Franchisor shall provide Franchisee with at least ten (10) copies of the Media Guide each year. Franchisor shall prepare and disseminate press releases for USISL events as it determines appropriate.

         GAME SCHEDULES AND GAME ASSISTANCE. Franchisor shall prepare and distribute game schedules for all franchises in the A-League and D3 Pro League at least 90 days before the start of the Season, and at least 60 days before the start of the Season for all other Leagues. Franchisor shall use reasonable efforts to create a game schedule that makes travel as cost effective for each team as possible. Franchisor shall prepare a game-day checklist for home teams sponsoring games. Franchisor may amend the game-day checklist from time to time as it deems appropriate.

         OFFICIAL STANDINGS. The Commissioner of Franchisor shall be responsible for determining and notifying owners of franchises of the official team standings in each League.

         COORDINATION OF LEAGUE COMMITTEES. Franchisor shall coordinate the following USISL committees (to include team owners and advisors) and shall appoint, remove and replace, or provide procedures for the nomination, removal and replacement of members of such committees: (a) National Advisory Committee (dealing with issues of general concern to all team owners); (b) committees for each League of the USISL; (c) National Review, Appeals and Discipline Committee; (d) Rules and Competition Committee; (e) Minimum Standards Committee; (f) Marketing and Public Relations Committee; (g) Insurance Committee; (h) Labor Relations Committee; and (i) Cyberspace Committee. Franchisor shall appoint, remove and replace the chairman of each committee in its discretion. Franchisor shall schedule meetings of each committee and shall coordinate each committee's operations. Franchisor shall consider, but is not bound by, the advice of the appropriate committee before initiating new policies in such committee's area of interest. Franchisor may establish such other committees as it, from time to time, deems appropriate.

         TROPHIES AND AWARDS CEREMONY. Franchisor shall provide trophies or other awards to the championship team in each League and to any other teams it determines deserve recognition for an outstanding Season. Franchisor shall coordinate an awards ceremony for all franchisees and their members at the end of each Season.

         SPONSORSHIPS. It is Franchisor's hope to develop national and regional sponsors for the USISL and for franchise owners to develop team sponsors. In this regard, Franchisor shall use reasonable efforts to develop national and regional sponsors for the USISL.

         GROUP PURCHASES. Franchisor from time to time may arrange for and offer to owners of franchises in one or more Leagues, the opportunity to purchase equipment, supplies or promotional materials at discounted prices. Franchisee may choose to take advantage of these opportunities but shall have no obligation to do so.

OBLIGATIONS OF FRANCHISEE

         FRANCHISE FEES.

                  FRANCHISE FEE. Franchisee shall pay Franchisor a one-time franchise fee to obtain the Franchise. The current franchise fees for each League shall be in the following amounts:


                  $100,000            -     A-League
                  $30,000             -     D3 Pro League
                  $17,500             -     PDSL
                  $ 5,000             -     W-League
                  $ 5,000             -     Indoor


         Beginning January 1, 1998 for the 1999 playing Season the initial franchise fee will be:


                  $150,000            -     A-League
                  $35,000             -     D3 Pro League
                  $20,000             -     PDSL
                  $ 5,000             -     W-League - Tier I
                  $10,000             -     W-League - Tier II
                  $ 5,000             -     Indoor


Unless otherwise provided by Franchisor, franchise fees shall be payable upon the execution of this Franchise Agreement. Franchise fees are not refundable except as provided in Section 4.4. These fees are subject to change on an annual basis.

                  PARTICIPATION FEES. Franchisee shall pay participation fees to Franchisor. Participation fees for teams in the A-League shall be paid annually on January 1. Participation fees for all other teams shall be paid semi-annually on January 1 and May 1 of each year. The participation fee for the first year of this Agreement shall be $10,000 per year for the A-League; $6,000 per year for the D3 Pro League; $5,000 per year for the PDSL; $2,500 per year for the W-League; and $2,250 per year for the Indoor League. Franchisor may increase the participation fee each year as necessary to provide for the operating expenses of the USISL; PROVIDED, HOWEVER, such increase shall not exceed ten percent (10%) of the previous year's participation fee without the approval of the National Advisory Committee. The participation fee is nonrefundable and the payment of the participation fee shall be secured by the Performance Bond described below.

                  PERFORMANCE BOND. Franchisee shall deliver a performance bond to Franchisor no later than August 31 before the next Season (or such other time as the law allows). Performance bonds shall be in the following amounts: $50,000 for franchises in the A-League; $15,000 for the D3 Pro League; $10,000 for the PDSL; $5,000 for the W-League; and $5,000 for the Indoor League. The performance bond shall be valid for at least two years initially and for at least one year for each subsequent year. The expiration date of the performance bond shall be September 30. The performance bond may consist of a letter of credit issued by a bank with offices in the United States, cash (to be held by Franchisor in a non-interest bearing escrow account) or cashier's check payable to the USISL. Franchisor may draw on Franchisee's performance bond if Franchisee is delinquent for more than 30 days in any obligation required by the terms of this Agreement. Any unused portion of the performance bond shall be returned to Franchisee at the end of the Season unless it is applied to the next Season. The performance bond shall be forfeited by Franchisee upon occurrence of one of the following:

         - Franchisee's withdrawal from the USISL without complying with the termination provisions contained in Section 5.7 and without the written consent of Franchisor.

         - Franchisee's transfer or attempted relocation of the Franchise without the written consent of Franchisor.

         - Franchisee's failure to appear at one (1) scheduled USISL game without valid written excuse approved by Franchisor.

         - Franchisee's failure to pay two or more USISL required fees/fines and failure to cure the delinquency within thirty days after written notice from Franchisor. Monthly billing statements from Franchisor shall be considered written notice.

         - Franchisee's infringement of USISL Rules or Minimum Standards on three or more separate occasions.

         - Franchisee's non-payment of USISL approved claims by other teams, league vendors or claims by professional players at the conclusion of the Season.

                  INFRACTION BOND. At least 30 days before the start of each Season, Franchisee shall deliver an infraction bond to Franchisor to be held in escrow and to be applied to any fines or infractions charged to the Franchisee during the Season. The amount of the infraction bond shall be $1,000 for franchises in the A-League; $750 for the D3 Pro League; $500 for the PDSL; $500 for the W-League; and $500 for the Indoor League. Any portion of the infraction bond remaining at the end of the Season shall be applied to Franchisee's infraction bond for the next Season. Upon termination of this Franchise Agreement any portion of the infraction bond remaining at the end of the Season shall be returned to Franchisee, without interest.

                  CHANGES IN AND WAIVER OF FEES. Subject to the limitations contained in Section 4.1(b), Franchisor may change the amount of fees to be paid by all owners of franchises in any League if such change is necessary in Franchisor's reasonable judgment to reflect changes in costs of operation, changes in applicable prices or other fees, to assure fair application of USISL policies and procedures, or other controlling market factors. All charges in fees by Franchisor shall apply to future fees only. Franchisor may waive, suspend, or defer any fees required to be paid by franchise owners or a class of owners, in whole or in part, in its discretion at any time and in any instance or under any circumstances.

         COMPLIANCE. Franchisee acknowledges that its management of the Franchise will be subject to the USISL Rules and Minimum Standards and the policies and regulations of FIFA and the USSF or USASA, as appropriate, as they may be amended from time to time, and Franchisee hereby agrees to comply with all such requirements. Franchisee shall pay all registration and membership fees as may be required FIFA, the USSF, USASA, or any state soccer associations. Franchisee acknowledges that FIFA, USSF, and USASA may change their standards and/or fees from time to time and that USSF or FIFA may sanction additional division II or division III soccer leagues or change the status of the USISL Leagues. Franchisee acknowledges and agrees that, in addition to other legal remedies, failure to comply with the USISL Rules and Minimum Standards may result in the imposition of fines by Franchisor in accordance with the USISL fine schedule as it may be amended from time to time; PROVIDED, HOWEVER, that any change to the fine schedule shall be effective only for incidents occurring after Franchisee is notified of the change to the fine schedule. A current copy of the fine schedule is attached as Exhibit G hereto and is incorporated herein by this reference.

         ADHERENCE TO SCHEDULE. Franchisee shall ensure Franchise attendance at all games scheduled by Franchisor for the Franchise during the Season. Franchisee acknowledges that such games may be played at Franchisee's facilities, at facilities secured by another franchise, or at facilities selected by Franchisor. Franchisee shall pay all expenses associated with the Franchise's travel to and attendance at such games. Franchisee shall comply with all USISL policies regarding cancellation, rescheduling of games and compensation to teams affected by cancellation or no-shows. Franchisor may require teams in any League to attend post-Season playoff games. The Franchisee or its designee shall attend a League meeting each November to finalize the game schedule. Franchisor's representatives shall coordinate and attend the League meetings.

         FACILITIES AND OPERATIONS.

                  FACILITIES. For Franchises in the A-League, D3 Pro League, PDSL and W-League, Franchisee, during the Season, shall own or lease a Stadium meeting the following requirements and such other requirements as the USSF or USASA may require for teams participating in their programs and which is approved by Franchisor, such approval not to be unreasonably withheld: the Stadium shall be enclosed on all sides and shall include a playing field of 70 X 110 yards, scoreboard in working order with spaces for home-visitor scores and a time clock, field markings according to standard soccer regulations, dressing rooms with showers for each team and for referees, public address system, benches large enough to accommodate at least ten people on each team, referees' table, and a United States flag. The Stadium shall include, for franchises in the A-League at least 5,000 seats; franchises in D3 Pro League shall have at least 2,000 seats; and franchises in the PDSL and W-League shall have a minimum of 1,000 seats. If the Franchise is in the A-League, the Stadium also shall include a press box with a telephone line and facsimile line, the numbers for which shall be available no later than February 15 of each year. The lease for the Stadium may provide for no more than three weekend (Friday, Saturday and Sunday) dates on which games may not be held (black-out dates). These criteria may be amended from time to time by Franchisor and/or USSF.

                  FACILITIES FOR INDOOR LEAGUE. If the Franchise is in the Indoor League, Franchisee shall lease, during the Season, a Stadium meeting the following requirements: an indoor facility which includes an artificial turf surface of 175 feet x 75 feet, dasher boards, and at least 500 seats.

                  OPERATIONS FOR A-LEAGUE. If the Franchise is in the A-League, Franchisee shall provide a full time operations staff for the Franchise beginning no later than the first day of October each year and continuing through the end of the Season. Franchises in the A-League also shall provide separate telephone and facsimile lines and equipment dedicated to the Franchise and a twenty-four hour answering service throughout the year.

         PLAYERS.

                  RELATIONSHIP WITH PLAYERS. Franchisee shall engage its players subject to the requirements outlined in this section. The status, rights and privileges of players shall be subject to the policies and regulations of the USSF, USASA, or such other entity as may be appropriate. Players may receive payment for playing (to the extent permitted by USSF or USASA, as appropriate) and/or may be reimbursed for expenses incurred by attending USISL games. Franchisee shall not approach or solicit a player under contract with another team in the USISL regarding changing teams without the written consent of such other team.

                  PLAYER CONTRACTS. Franchisee's contracts with players shall be in the form of Franchisor's standard contracts for players in the appropriate League. Franchisor's standard contracts are included in the Operations Manual described in Section 3.1. Franchisor may modify its standard form player contracts from time to time with the advice of the Labor Relations Committee. All contracts with players shall provide that a player shall not enter into a contract with another team in the USISL until he (or she) is formally released by his current team. The USISL

Rules shall include Franchisor's policies governing the release of players, Franchisee's right to refuse to release players and the circumstances under which Franchisee may be required to release players.

         Franchisee's contracts with players shall require players to make media appearances at the request of Franchisor, provided that Franchisor shall reimburse such players for reasonable or preapproved costs actually incurred in attending such media appearances, and shall require players to participate in any USISL "all star" games, if selected, provided that Franchisor shall reimburse such players for costs incurred in attending such games. Franchisee's agreements with players shall provide that players shall participate in any promotional activities reasonably requested by Sponsors and approved by Franchisor.

         Franchisee's contracts with players shall include provisions governing use of players' images and likenesses by Franchisor and Sponsors. The player contracts shall provide that all players grant the right to use their images and likenesses whether in game shots, promotional shots or other soccer-related shots to Franchisor and shall allow Franchisor to license such right to Sponsors. All beneficiaries of such right shall be entitled to reproduce such image or likeness and use it in promotional and other materials regardless of whether such image was recorded by Franchisee, Franchisor or a third party. Franchisee hereby grants Franchisor the right to use all player likenesses and images in all promotional and other materials and the right to license this right to Sponsors.

         Franchisee's agreements with players shall require all players to comply with the USISL Rules and Minimum Standards and shall provide that the player assumes all risks associated with being a player for the Franchise and participating in USISL games and events and shall relieve Franchisor from all liability arising out of the risks of being a player in the USISL. Franchisee's agreements with players shall provide that any disputes between the players and Franchisee or the players and Franchisor or any disputes in any way related to such players' participation in the USISL shall be resolved through binding arbitration.

                  FRANCHISE REQUIREMENTS. The Franchise may have up to 26 players on its roster, and shall have a minimum of 14 and a maximum of 18 players dressed in uniforms, present, and eligible to participate in each game. In accordance with USSF requirements, no more than five (5) players dressed in uniforms for a particular game may be non-United States Citizens or legal residents. Franchisee shall register all players with Franchisor and the USSF, if required. The USISL Rules shall include policies regarding eligibility of players and participation of players in games. Franchisor may require proof of citizenship or legal residency of each player.

         INSURANCE.

                  REQUIREMENTS. Franchisee shall maintain general liability insurance policies with the carrier(s) selected as provided in Section 4.6(b) below, naming Franchisor as an additional insured on the face of each policy at all times during the term of this Agreement. Such insurance policies shall have no less than $5,000,000 per occurrence limits for bodily injury and property damages and $5,000,000 per game limits for bodily injury and property damage for teams in the A-League and $1,000,000 per occurrence limits for bodily injury and property damage and $1,000,000 per game limits for bodily injury and property damage for teams in all other Leagues. If the Franchise is in the A-League or D3 Pro League, Franchisee shall maintain workers' compensation insurance in such amounts as may be required by state law and, if Franchisor designates a carrier for workers' compensation insurance in accordance with the terms of Section 4.6(b), such insurance shall be obtained with such carrier. Franchisee shall pay all costs associated with the insurance required under this section. All insurance policies shall be timely renewed, and policies and certificates together with evidence of payment of premiums shall be delivered to the Franchisor at least thirty (30) days prior to the expiration of such policies by certified mail, hand delivery with written receipt, or overnight courier service with verification of receipt.

                  SELECTION OF CARRIER. Franchisor, with the advice of the Insurance Committee, shall arrange for liability insurance carriers to offer policies meeting the requirements of this Section 4.6 to all franchise owners in each League. In addition, Franchisor may, in the future, designate carriers that offer workers' compensation insurance. Franchisee shall obtain and pay for all insurance required by this Section 4.6 through the group plans identified by Franchisee. Franchisor shall use reasonable best efforts in obtaining insurance carriers for the USISL, but shall have no liability for any such insurance carriers.

         SPONSORSHIPS.

                  GENERAL. Franchisor, from time to time, may engage Sponsors for the USISL or Leagues. Sponsors may be engaged for items, products or services used by all franchises in the USISL or a League, and, in such event, Franchisee shall use the items or products provided by such Sponsor in its USISL games during the duration of the sponsorship. Franchisee shall comply with all reasonable requirements established by Franchisor regarding identifying and recognizing Sponsors at USISL games and in promotional materials and using Team Marks and player likenesses in Sponsors' promotional materials. A list of current Sponsors, the requirements the Sponsorship imposes on Franchisee and the duration of the Sponsorship is contained on Exhibit H.

                  TEAM SPONSORSHIPS. Franchisee may enter into a team sponsorship relationship with any entity subject to the terms of this Agreement. If Franchisee is party to any team sponsorship agreements prior to the effective date of this Agreement, such sponsorship agreements and team sponsors are listed on Exhibit I hereto, and Franchisee shall not be subject to the following requirements for such agreements.

                           (i)      Reserved Products. In order to encourage
league or League-wide sponsorships, Franchisee agrees not to enter into team sponsorships after the date of this Agreement for soccer balls and team sponsorships that would conflict with potential USISL sponsorships for products identified by Franchisor after consultation with the Owners Committee and the Marketing/Public Relations Committee and listed in a notice to Franchisee by July 1 of each year (the "Reserved Products"). If the Franchisor does not enter into a league or League-wide sponsorship for any of the Reserved Products by January 1, Franchisor shall release such products and individual teams, including Franchisee, shall be entitled to enter into sponsorship agreements for such products for that year, subject to the provisions of this Section 4.7(b).

                           Objections. Franchisee shall notify Franchisor of
any proposed team sponsorships before such sponsorships take effect. Franchisor shall have ten (10) days to object to any proposed team sponsorship on the basis of a significant potential conflict with a Reserved Products category or if Franchisor, in its discretion, determines that the proposed sponsorship is contrary to the best moral interest or image of the USISL. If Franchisor does not notify Franchisee of its objection to a proposed team sponsorship within such time period, Franchisee shall be entitled to enter into the sponsorship agreement, provided Franchisee complies with the right of first offer and right of first refusal described below.

                           Right of First Offer and Right of First Refusal.
As long as Umbro International, Inc., or its affiliates ("UMBRO"), remains a Sponsor, prior to entering into negotiations with any other entity for sponsorship of the Franchise, Franchisee shall first offer UMBRO the opportunity to enter into sponsorship negotiations with Franchisee. Prior to entering into any sponsorship agreement with another entity, Franchisee shall first offer the same sponsorship opportunities, subject to the same terms, to UMBRO. If UMBRO fails to accept the sponsorship with such terms within thirty days of receipt of the offer from Franchisee, Franchisee may enter into the sponsorship agreement with the other entity.

                  UMBRO SPONSORSHIP. Franchisee acknowledges that UMBRO is a Sponsor as provided in Exhibit H hereto, and that UMBRO may in the future renew, supplement or extend its sponsorship of Franchisor and may in its discretion become an equity owner of Franchisor. Franchisee agrees that the UMBRO sponsorship shall not be subject to the revenue sharing provisions contained in Section 2.3 of this Agreement. Franchisee acknowledges that UMBRO is an affiliate of Franchisor, Franchisor and UMBRO may renew, supplement or extend UMBRO's sponsorship of Franchisor and that any such transaction will not be between fully independent parties.

Franchisee will not be precluded from entering into sponsorship agreements with apparel companies provided that Franchisee complies with the terms of this Agreement. However, Franchisor has agreed as a condition of the UMBRO sponsorship that it will not enter into league or League-wide sponsorships with competitors of UMBRO. There is no guarantee that UMBRO will renew, supplement or extend its sponsorship of Franchisor. In the event UMBRO enters into a team sponsorship agreement with Franchisee, such agreement shall be separate and distinct from UMBRO's sponsorship of Franchisor.

         MEDIA OBLIGATIONS FOR A-LEAGUE. If the Franchise is in the A-League, Franchisee shall perform the following marketing activities: (i) during the Season, produce weekly press releases announcing game results, team statistics, and/or upcoming games and distribute the press releases to Franchisor, the Franchise's opponent for the next scheduled game and the local media by 5:00 local time on Mondays; (ii) obtain a professional quality video tape of all home games with first generation VHS tape and deliver the video tapes to Franchisor for league and Sponsor promotional purposes (at least one such taping shall be performed with two or more cameras for possible television production); and (iii) within one hour after completion of a home game, fax a completed game scoring report, referee game report and public relations form to Franchisor (copies of such forms are included in the Operations Manual).

         TEAM UNIFORMS AND SUPPLIES.

                  FRANCHISE UNIFORMS. Franchisee shall provide two sets of twenty-six (26) uniforms for the Franchise. All uniforms (except the goal keeper uniform) in each set must be identical (other than player names and numbers) and shall include the following: (i) jersey and shorts displaying the team name and logo and the player number, on the front; (ii) eight inch (or larger) numbers ranging from 00 to 26 on the back of each jersey; and
(iii) the USISL patch, to be provided by Franchisor, and any patches provided by Sponsors, on the sleeve of each jersey. If the Franchise is in the A-League or D3 Pro League, each uniform also shall include the name of the player wearing it on the back of the jersey. If players are to wear warm-ups at any time during the pre-game or game, all warm-ups must be identical. Player numbers shall not change after the start of each Season as long as a player is listed on Franchisee's roster, however, substitution numbers may be used if Franchisee provides substitution cards at each game for players with deviating numbers.

                  REFEREES, BALL PERSONS, AND STADIUM STAFF. Sponsors may, from time to time, supply game apparel for all officials (referees), stadium staff, ball persons and others participating in USISL events. Franchisee shall be responsible for ensuring that all staff and volunteers participating in Franchisee's home games as representatives of Franchisee, the USISL, or the Stadium are dressed and behave in a manner appropriate for the sport of soccer and professional athletics.

                  SUPPLIES. Franchisee shall provide all supplies for the Franchise; PROVIDED, HOWEVER, Franchisor may require Franchisee to use supplies provided without charge by Sponsors if such requirement does not conflict with any sponsorship agreements Franchisee may be party to.

         GAME PROGRAMS. Franchisee shall produce and distribute game programs for each home game it hosts. Game programs shall be a minimum of four pages (front and back) and shall contain current USISL standings, a home team roster including player names, numbers, positions and statistics, and a visiting team roster including player names, numbers and positions. Game programs shall comply with the requirements of Section 4.7(a) above. Game programs shall be sold at all home games for a reasonable cost.

         TICKETS. Franchisee shall provide for the sale of tickets to the public for all home games it hosts. Franchisee shall comply with any policies Franchisor may establish from time to time regarding ticket sales. At Franchisor's request, Franchisee shall participate in any USISL ticket distribution program that Franchisor may establish from time to time. At Franchisor's request, Franchisee shall provide Franchisor a reasonable number of desirable tickets without charge. Franchisor shall request all tickets at least 48 hours in advance of the game. Tickets provided to Franchisor shall be used by Franchisor, Sponsors, or their affiliates for promotional purposes, for employees or guests or for charitable purposes and shall not be sold to any other party.

         REPORTING GAME RESULTS. Franchisee shall report the results of all home games to Franchisor the day of the game in accordance with the policies established by Franchisor.

         MEETINGS. Franchisee or its designees shall attend the annual general meeting and winter business meetings for the USISL. Franchisor shall inform Franchisee of the date for such meetings at least sixty (60) days in advance. Franchisor shall set the agenda for such meetings in its discretion and may include seminars and/or workshops regarding team operations.

FRANCHISE OPERATIONS

         GAME OFFICIALS. All game officials shall be registered in good standing with USSF or the USASA, as appropriate. Game officials for each game are assigned by the USSF, with the assistance of Franchisor. There shall be a minimum of one (1) referee, two (2) assistant referees and a fourth official for each game. Game officials shall be paid in accordance with USISL Rules and USSF regulations by the home team. Franchisee and its players shall abide by all decisions of game officials during games.

         RELATIONSHIPS BETWEEN TEAMS. Franchisee (and any entity holding a fifty percent (50%) or greater ownership interest in Franchisee) shall not hold any direct or indirect interest of fifty percent (50%) or more or any percentage that would give Franchisee controlling interest in any other franchise or team in Franchisee's League in the USISL except temporarily, as the result of promotion or relegation as provided in Section 5.13. Franchisee shall not make or accept any gifts, loans, financial guarantees or other financial favors to or from any other franchise owner in the USISL (or such owner's affiliates), any game official or any player for another team in Franchisee's League in the USISL, other than gifts of nominal value.

         TERRITORY. Exhibit B lists the Territory where the Franchise is based and where its Stadium for home games shall be located. Franchisee acknowledges that it will be required to obtain use of a Stadium meeting the requirements of Section 4.4 and the current Minimum Standards required by Franchisor in the Territory. Franchisor shall grant only one (1) franchise in the Territory to a team in either the A-League or D3 Pro League and shall not grant a franchise to a PDSL team if a team in the A-League or D3 Pro League is already existing in the Territory. If Franchisee is in the PDSL, Franchisor shall not grant more than one (1) franchise in the PDSL in the Territory. If Franchisee is in the PDSL and Franchisor desires to establish a franchisee in the A-League or D3 Pro League in the Territory, Franchisor shall first offer Franchisee the opportunity to change to such other League in accordance with the terms of Section 5.10. If Franchisee does not accept this opportunity within 90 days, Franchisor shall have the right to offer a franchise in the Territory in either the A-League or D3 Pro League in its discretion. One (1) franchise in the W-League and Indoor League may be granted for territories that contain a franchise in the A-League, D3 Pro League or PDSL. Except as provided herein, and to the maximum extent permitted by law, Franchisee shall be the exclusive holder of a franchise in its League in the Territory.

         Franchisee shall not host games or conduct soccer camps or clinics outside of the Territory without the written consent of the Franchisor and the written consent of any owner of a franchise in the geographic area in question. No other owner of a franchise in the USISL, other than a W-League or Indoor team owner, shall host games or conduct soccer camps or clinics in the Territory without Franchisee's consent. Any dispute between owners of franchises regarding exclusive geographic territory shall be decided by Franchisor.

         Franchisee acknowledges and agrees that it has no right to change the Territory where the Franchise is located. If Franchisee desires to relocate, Franchisor may approve such request upon Franchisee's written application. Such application must satisfy certain criteria to be established by Franchisor from time to time (including, without limitation, proximity to other USISL teams and potential impact on market). If Franchisee is permitted to relocate, it must pay a relocation fee to any team(s) affected by this relocation as determined by Franchisor. Franchisor may require the Franchisee seeking to relocate to pay an additional relocation fee to be determined by Franchisor.

         CHANGE IN TEAM MARKS. Once approved by Franchisor, Franchisee shall not change its Team Marks without Franchisor's written consent, which shall not be unreasonably withheld. Franchisee acknowledges and agrees not to change or alter the Team Marks in any way during the Season. Franchisee must obtain Franchisor's written consent to any new proposed marks in accordance with the terms of Section 2.2(b). Franchisor may, from time to time, develop reasonable guidelines for the implementation of new or revised Team Marks in order to allow for the completion of any merchandising programs utilizing the previous Team Marks. Franchisee agrees to comply with all such reasonable guidelines established by Franchisor.

         OWNERSHIP OF FRANCHISE. If Franchisee is a corporation, partnership, limited liability company or other entity, the primary purpose of Franchisee at all times shall be the operation of a soccer team. Franchisee shall maintain its principal place of business in the Territory.

         LIMITATIONS ON TRANSFER. In order to ensure that franchise owners are committed to the sport of soccer and will enhance the image of the sport of soccer and of the USISL, Franchisee shall not transfer the Franchise to anyone other than an immediate family member or affiliate without the advance written consent of Franchisor, which consent will not be unreasonably withheld or delayed. If Franchisee is other than an individual, the ownership of 50% or more of Franchisee shall not be transferred to anyone other than an immediate family member of the current owner or an affiliate, and ownership interests in the Franchise shall not be sold to the public, without the advance written consent of Franchisor. Any attempted transfer in violation of the foregoing shall be ineffective and may, in Franchisor's discretion, result in a termination of the Franchise. For purposes of this Section 5.6, "immediate family member" shall mean a spouse, child, parent, or sibling and "affiliate" shall mean an entity that owns or controls at least fifty percent (50%) of Franchisee.

         TERMINATION OF FRANCHISE. A-League Franchisees may terminate this Agreement at the end of any USISL Season by notifying Franchisor that it will not be participating in the next year's Season by July 1 of the previous year. All other Franchisees shall notify Franchisor of their intent to not participate in the next USISL Season by September 1 of the previous year. Franchisor may terminate this Agreement at any time if Franchisee attempts to transfer the Franchise in violation of Section 5.6 above, if Franchisee violates any of the performance bond obligations described in Section 4.1(c) above, or if Franchisor, in its good business judgment determines that Franchisee's continued participation in the USISL will be significantly detrimental to the USISL, including, without limitation, if Franchisor receives reasonably convincing evidence that Franchisee has attempted to fix game results or bribe game officials or if Franchisee has continually failed to adhere to the Minimum Standards.

         In addition, Franchisor may terminate this Agreement in the event that Franchisee's League contains less than twelve (12) teams, in which case Franchisor shall terminate all franchises in such League and cease operating such League. Franchisor also may terminate this Agreement and all franchises in Franchisee's League if the League ceases to be recognized by the USSF or USASA, as appropriate. Franchisor also may terminate this Agreement and all franchises in Franchisee's League if such League or the USISL incurs substantial and continuing losses as determined by Franchisor in its reasonable discretion. Upon a termination of this Franchise Agreement pursuant to the terms of this paragraph on or before December 31, 1998, Franchisor shall refund Franchisee any Franchise Fee actually paid by Franchisee. Franchisee shall not be entitled to any other refunds after such termination. Franchisee shall not be entitled to any refund upon the termination of this Agreement after such date. Franchisor may also terminate this Agreement upon Franchisee's failure to provide a performance bond or replace a performance bond that has been forfeited pursuant to Section 4.1(c) herein and not replaced within thirty (30) days.

         Except as specifically provided above, Franchisee shall not be entitled to any refund of the Franchise Fee or any participation fees upon termination of this Agreement. Other than a partial refund of the franchise fee for failure to obtain a Stadium within the required time periods as provided in Section 4.4, all other fees shall not be refundable except to the limited extent provided in this Franchise Agreement for each fee. Franchisor and Sponsors shall have the right to sell products and engage in promotional programs utilizing the Team Marks, and the licenses granted to Franchisor and Sponsors in Section 2.2(b) herein shall continue, for a period of two (2) years from the date of termination of this Agreement. In addition, any rights of Franchisor or Sponsors to use player likenesses shall not terminate upon any termination of this Agreement. Franchisee shall discontinue all use of USISL Marks immediately upon termination of this Agreement.

         FUTURE MARKETING OPPORTUNITIES. Franchisor and Franchisee recognize that if one or more Leagues of the USISL are successful, there may be significant opportunities to market the USISL and to obtain TV and other media rights. Franchisor shall have the exclusive right to arrange for all television broadcasts of all USISL games. Franchisor shall license the right to broadcast Franchise games locally in the Territory to Franchisee upon Franchisee's reasonable request. Any request by Franchisee to broadcast its games locally shall be accompanied by all available information relating to such proposed broadcast including the date(s) of games and the date(s) of broadcast, the name of the broadcaster and the area in which the game will be broadcast. For all regional or national broadcasts arranged by Franchisor, Franchisor shall share any revenues received from such broadcasts with the teams in the League that is being broadcast. Such sharing of revenues shall be determined according to objective policies established by Franchisor from time to time. In addition, as the USISL develops, Franchisor may develop additional policies regarding broadcast rights with the advice of the Marketing/Public Relations Committee. Franchisor does not guarantee that Franchisee or its League will participate in any regional or national broadcast coverage or that Franchisee will be entitled to any revenues from such broadcast.

         SOCCER CAMPS. Franchisee may sponsor soccer camps in the Territory. Franchisor consents to Franchisee using the USISL name in describing such camp; PROVIDED, HOWEVER, Franchisee shall not use the USISL Marks, other than the USISL name, in conjunction with any camp without Franchisor's advance written consent. Franchisee shall maintain liability insurance meeting minimum standards determined by the Insurance Committee from time to time for all soccer camps owned or operated by, or associated with, Franchisee, and such insurance shall name Franchisor as an additional insured. Franchisee shall provide Franchisor with proof of soccer camp liability insurance each year prior to the commencement of camp activities. In the event that Franchisor contracts with a third party camp operator to operate USISL soccer camps and requests Franchisee to participate in such arrangement, Franchisee shall participate in such arrangement upon reasonable terms unless Franchisee currently operates its own soccer camp or is party to a current agreement with a third party camp operator.

         FRANCHISEE'S CHANGE OF LEAGUES. Franchisee may change the League in which the Franchisee participates in advance of any Season if Franchisee meets the minimum standards for the higher League and with the consent of Franchisor. Franchisor may grant or withhold consent to Franchisee's proposed change in League in its sole and absolute discretion. If Franchisee desires to move to a higher League, and Franchisor approves of such change, Franchisee shall pay Franchisor the franchise fee for the upcoming Season charged to owners of franchises in the higher League (described in Section 4.1(a)), LESS any franchise fee previously paid by Franchisee to Franchisor or any membership fee paid by Franchisee to USISL, Franchisor's predecessor. If Franchisee desires to move to a lower League, and Franchisor approves of such change, Franchisee shall not be required to pay any additional franchise fee and shall not be entitled to any refund of any franchise fee previously paid to Franchisor. Franchisor may require, in its sole discretion, that Franchisees in the A-League or D3 Pro League who cannot adhere to the Minimum Standards or financial requirements of Franchisee's League be placed in a lower League. Such Franchisees shall pay the participation fees associated with the lower League, but shall not be entitled to any refund of the initial franchise fee.

         SPECIAL OPPORTUNITY TO OBTAIN INDOOR FRANCHISE. If Franchisee obtains a Franchise in the A-League or D3 Pro League upon entering into this Agreement, Franchisee shall have the exclusive right to obtain a franchise for

Indoor Soccer in the Territory, provided that an Indoor team franchise for the Territory does not exist on the effective date of this Agreement. The exclusive right to obtain an Indoor franchise in the Territory shall continue for a period of three (3) years from the date of this Agreement. This right shall be subject to Franchisee entering into a separate franchise agreement for the Indoor team franchise and Franchisee's payment of all franchise and other fees for the Indoor team franchise. Franchisee must be in good standing under the terms of this Agreement in order to exercise this right. If Franchisee does not exercise this right within the three (3) year period, Franchisor may offer an Indoor team franchise in the Territory in its discretion.

         LIMITATIONS ON PARTICIPATION IN OTHER LEAGUES. Franchisee recognizes that Franchisor invests considerable time and resources in the promotion of the USISL and each of its teams. In this regard, Franchisee acknowledges and agrees that it may not use the Franchise or the Team Marks in any other amateur or professional soccer league in North America while this agreement is in effect, and after it has participated in the USISL for more than one
(1) Season, for a period of one (1) year after the termination of this Agreement, unless Franchisor otherwise agrees in writing.

         PROMOTION AND RELEGATION. Franchisor may give certain teams in the D3 Pro League the opportunity to be promoted to the A-League without payment of an additional Franchise Fee provided that such teams meet the Minimum Standards for such League. Franchisor, in its discretion, shall determine which teams shall be given this opportunity. After the A-League reaches 32 teams, and after a start-up period of three (3) years, Franchisor may develop a system of promotion and relegation. This system would provide that one or two (1-2) teams in the A-League will be moved to the D3 Pro League and an equal number of teams in the D3 Pro League would be moved to the A-League. In order for a team to be promoted to the A-League in this manner, it must meet the Minimum Standards for the A-League and such other criteria as Franchisor may establish from time to time with the advice of the A-League and D3 Pro League executive committees. These criteria shall be made available to Franchisee in advance of each Season and may include team standing, paid gate attendance and ability to meet Minimum Standards.

         Teams that are to be promoted to the A-League would not be required to pay an additional franchise fee but would be required to pay the participation fees then being charged for the A-League. Teams that are to be relegated to the D3 Pro League would not be entitled to any refund of any franchise fee or participation fees previously paid but once the relegation becomes effective would be able to pay participation fees then being charged for the D3 Pro League.

         Prior to the promotion or relegation becoming effective, Franchisor shall notify the teams eligible for promotion or to be relegated. Each team eligible for promotion shall have the opportunity to accept or reject the promotion. Each team to be relegated shall have the opportunity to accept the relegation or object to it by written notice to Franchisor. If a team objects to its selection for relegation, Franchisor shall arrange for a hearing with Franchisor and the objecting team owner on the matter of whether the team was properly relegated according to the criteria for relegation existing at the time the relegation was made. The hearing shall be before a neutral tribunal to be determined by Franchisor and agreed to by Franchisee, such agreement not to be unreasonably withheld. The decision of the tribunal after the completion of the hearing shall be final.

         In the event that Franchisee owns two teams that, as a result of promotion or relegation, are in the same League, Franchisee shall transfer ownership of one of the teams to a person or entity approved by Franchisor (such approval not to be unreasonably withheld) within six (6) months of the effective date of the promotion or relegation.

         PLAYER AGREEMENTS WITH MAJOR LEAGUE SOCCER. Franchisee hereby appoints Franchisor as its agent for negotiating a player selection agreement with Major League Soccer ("MLS") by which players under contract with USISL teams will have the opportunity to play in MLS games upon payment of agreed upon compensation to the USISL and the affected franchisees. Franchisor does not guarantee that it will enter into a player selection agreement with MLS or that Franchisee will be entitled to any revenues as a result of such agreement. Any player selection agreement with MLS will not be subject to the revenue sharing procedures of Section 2.3 of this Agreement.

         DISCONTINUATION OF FRANCHISE. In order to ensure the continuation of the League and the smooth operation of the game schedule during the Season, if Franchisee ceases to operate the Franchise during the Season or if Franchisor terminates this Agreement during the Season because of a material breach of this Agreement by Franchisee, in order to preserve the integrity of the League's game schedule, Franchisor may (but shall not be obligated to) take any necessary action to continue operation of the Franchise during the Season, including but not limited to, Franchisor's assumption of the Franchise, the Team Marks, any contract or lease for use of the Stadium and the Franchise's player contracts and sponsorships.

         TEAM BANKRUPTCY. If Franchisee files a petition for bankruptcy or has a petition for bankruptcy filed against it which is not dismissed within sixty (60) days, or if Franchisee admits in writing its inability to pay its debts when they come due, Franchisor shall be entitled to relief from any automatic stay imposed by the laws of bankruptcy or otherwise on or against the exercise of Franchisor's rights as provided in this Agreement, including, without limitation, Franchisor's rights under Section 5.15 and 5.7 above, and such rights as are otherwise provided by law.

MISCELLANEOUS

         NOTICES. All notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing by United States mail, postage prepaid, by hand delivery with written receipt, by overnight courier with verification of delivery, or by facsimile with confirmation of transmission, addressed as follows:

         FRANCHISOR:                    USISL, Inc.
                                        Attn: Commissioner
                                        Suite 201, North Building, Grand Plaza
                                        14497 North Dale Mabry Highway
                                        Tampa, Florida  33618
                                        Phone: (813) 963-3909
                                        Fax:   (813) 963-3807

                  with a copy to:

                                        David Askinas, Esq.
                                        USISL, Inc.
                                        Suite 201, North Building, Grand Plaza
                                        14497 North Dale Mabry Highway
                                        Tampa, Florida  33618

         FRANCHISEE:                    _________________________________
                                        _________________________________
                                        _________________________________
                                        Phone:  _________________________
                                        Fax:  ___________________________

Either party may change the mailing address for notice purposes by giving written notice of such change of address to the other party. Mailed notices shall be deemed communicated seven days from the time of mailing. All other notices shall be deemed delivered as of actual delivery.

         EQUITABLE RELIEF. Franchisee acknowledges and agrees that strict compliance with the terms of this Agreement is essential to the ability of Franchisor to operate the USISL. Therefore, Franchisee acknowledges and agrees that Franchisor may seek injunctive or other equitable relief to require Franchisee to perform its obligations under this Agreement.

         ADDITIONAL ACTIONS. The parties agree to execute such other documents and perform such additional acts as may be necessary or desirable to carry out the purposes of this Agreement.

         SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties, their successors and assigns.

         ENTIRE AGREEMENT. THE UNDERSIGNED ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN FULL, HAS BEEN SUPPLIED WITH A CIRCULAR IN ACCORDANCE WITH FEDERAL AND STATE LAW; IS COGNIZANT OF EACH AND EVERY ONE OF THE TERMS AND PROVISIONS THEREOF AND AGREEABLE THERETO; THAT NO REPRESENTATIONS OR AGREEMENTS, WHETHER ORAL OR WRITTEN, EXCEPT AS HEREINAFTER SET FORTH HAVE BEEN MADE OR RELIED UPON; THAT THE SIGNATURES AFFIXED HERETO WERE AFFIXED AS THE WHOLLY VOLUNTARY ACT OF THE PERSONS WHO SIGNED THIS AGREEMENT; THAT THE TERMS AND PROVISIONS OF THIS FRANCHISE AGREEMENT CANNOT BE CHANGED OR MODIFIED UNLESS IN WRITING SIGNED BY THE PARTIES HERETO; AND THAT THE UNDERSIGNED REALIZES THAT THE FRANCHISE IS PRIMARILY FOR RECREATIONAL AND SPORTING PURPOSES AND THERE IS NO GUARANTEE THAT THE FRANCHISE WILL YIELD PROFITS.

         WAIVER OF RIGHTS. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights. Any waiver, including waiver of default, in any one instance shall not constitute a continuing waiver or a waiver in any other instance.

         INTEREST ON PAST DUE OBLIGATIONS. Any monies past due to Franchisor shall bear interest at the maximum rate permitted by the state whose law governs this Agreement. The foregoing shall not affect any other right or remedy of Franchisor arising from such delinquency.

         SEVERABILITY. The provisions of this Agreement are severable and any invalidity of any portion of this Agreement shall not affect the validity of the remaining portion.

         EFFECTIVENESS. This Agreement shall not be effective until fully executed by both parties. This Agreement may be executed in two or more counterparts, all of which together shall constitute but one and the same instrument.

         HEADINGS AND TABLE OF CONTENTS. The headings and table of contents used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. As used herein, the male gender shall include the female and neuter genders, the singular shall include the plural, and the plural, the singular.

         ASSIGNMENT BY FRANCHISOR. This Agreement may be assigned in whole or in part by Franchisor without Franchisee's prior approval and such assignment shall not modify or diminish Franchisee's obligations hereunder.

         ARBITRATION. Subject to the terms of Section 6.2 herein, any claim or controversy between Franchisor, its affiliates, shareholders, officers, directors, agents or employees and Franchisee, its affiliates, shareholders, officers, directors, agents or employees arising out of or relating to this Agreement or the breach hereof or the relationship of the parties shall be settled by binding arbitration before the American Arbitration Association or such other arbitration tribunal to be decided from time to time by Franchisor. The arbitration shall be in accordance with the rules then prevailing of the American Arbitration Association or such other arbitration tribunal; PROVIDED, HOWEVER, that in the event of a conflict between such rules and the terms of this Agreement, this Agreement shall govern. Franchisor and Franchisee hereby agree that damages are limited to out-of-pocket monetary losses or damages suffered under a breach of this Agreement. Neither consequential damages, including lost profits, nor punitive damages will be awardable to any party, and each party shall bear its own attorney fees and expenses in any such arbitration. The place of arbitration shall be Tampa, Florida. The arbitration award may be confirmed by any court of competent jurisdiction.

         GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by the laws of the State of Florida without regard to its rules of conflicts of laws. Any action, whether for equitable relief or otherwise, shall be brought in the Federal Court for Tampa, Florida and Franchisee hereby consents to personal jurisdiction in Tampa, Florida.

         SURVIVAL. Sections 2.2, 3.1, 5.3, 5.12, 6.2, and 6.12 shall survive termination of this Agreement and remain in full force and effect thereafter in accordance with their terms.

         INDEPENDENT CONTRACTOR STATUS. Franchisee shall be an independent entity, separate from Franchisor at all times and shall not hold itself out as Franchisor's employee, agent, affiliate or partner. Franchisor shall not be liable for the acts of Franchisee, and Franchisee shall defend and hold Franchisor harmless in any action against Franchisee which names Franchisor as an additional defendant.

         NO THIRD PARTY BENEFICIARIES. There shall be no third party beneficiaries to this Agreement.

         ROLE OF UMBRO. Franchisee acknowledges that UMBRO is the majority equity owner of the USISL. Consequently, interactions between UMBRO and the USISL are not between fully independent parties, and UMBRO may be the beneficiary of special opportunities not offered to other Sponsors or other persons. There is no guarantee that UMBRO will participate in any such opportunities.

         MATURATION OF LEAGUE. As the USISL League develops and matures, Franchisor may, from time to time, adopt additional league rules or procedures in order to promote competition among USISL teams and to promote the competitiveness of the USISL in the sports and entertainment industry, to the extent that such rules are permitted by law. These rules and procedures may include a player draft, salary caps, team budgets, procedures for fining teams that make expenditures in excess of those allowed and sharing such penalties among all other teams in the relevant League, and waiver of rights for released players, among other things. Franchisor makes no guarantee that these rules or procedures will be adopted or that Franchisee will derive any revenue if they are adopted.

RISK FACTORS

         Franchisee hereby acknowledges that participation in the USISL contains the following risks:

         - Franchisor does not guarantee the success of the Franchise, Franchisee's League, or the USISL for any period of time.

         - Franchisor does not provide Franchise with any assurances regarding sponsorship, merchandising, or broadcast opportunities, or that Franchisee will realize any revenues from any such opportunities that become available.

         - Franchisor makes no representations regarding, and does not guarantee, the profitability of the Franchise or the USISL.

         - Franchisor does not guarantee that the USISL or any League will be expanded or that Franchisee will derive any profit from such expansion if it occurs.

         - Franchisor makes no assurances that its existing sponsorships or other agreements, including those with UMBRO and Major League Soccer will be renewed or continued or that UMBRO will continue to support Franchisor. There are no assurances or representations regarding the extent of UMBRO's involvement in the USISL other than those explicitly set forth in this Agreement.

         NO PROJECTIONS OR REPRESENTATIONS

         Franchisee acknowledges and represents that it has not received from Franchisor or its representatives any projections or representations regarding the amount of income it can expect to earn from the Franchise granted hereby. Franchisee acknowledges that no representations or warranties inconsistent with the Offering Circular or this Agreement were made to induce it to execute this Agreement.

         Franchisee acknowledges that neither Franchisor nor any other person can guarantee the success of the Franchise. By signing this Agreement, Franchisee acknowledges that it has read this Agreement and that it has been requested to state in writing hereafter any terms, claims, covenants, promises or representations including representations as to any income or gross revenue projections that were made to Franchisee by Franchisor or its representatives including the persons making same, the location and date. If no such representations, etc. were made, the undersigned should write the word "none" on the following line:
--------------------------------------------.

         THIS AGREEMENT SHALL NOT BE EFFECTIVE UNTIL IT HAS BEEN ACCEPTED AND EXECUTED BY USISL, INC. IN TAMPA, FLORIDA.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FRANCHISOR:
                                                 USISL, INC.

                                                 By:
                                                     ---------------------------

                                                 -------------------------------
                                                 Typed or printed name and title
FRANCHISEE:

                                                 -------------------------------
                                                 (Name of Entity)

                                                 By:
                                                       -------------------------
                                                       Signature

                                                       -------------------------
                                                       Name

                                                       -------------------------
                                                       Title
FRANCHISEE IS NOT RELYING
ON ANY ORAL REPRESENTATIONS
IN ENTERING INTO THIS AGREEMENT

(SEE EXHIBITS ATTACHED HERETO)

                                    EXHIBIT A

                                MINIMUM STANDARDS


                                (To Be Attached)

                                    EXHIBIT B

                                    TERRITORY





                                                      STADIUM


Name of Stadium:
                  -------------------------------------

City:
       ------------------------------------------------

State:
        -----------------------------------------------

                                    EXHIBIT C

                                   USISL MARKS







USISL


U.S.I.S.L.












(INSERT SOCCER BALL HERE)

                                    EXHIBIT D

                                   USISL RULES


                                (To Be Attached)

                                    EXHIBIT E

                                   TEAM MARKS

                                    EXHIBIT F

                  STANDARDS FOR REVIEW, APPEALS AND DISCIPLINE

                                [to be attached]

                                    EXHIBIT G

                            CURRENT SCHEDULE OF FINES

                                [to be attached]

                                    EXHIBIT H

                                 USISL SPONSORS

UMBRO SPONSORSHIP

Duration:  Through December 31, 1999.

Requirements for Franchisee:

                                             GAME PROGRAMS. Franchisee shall
                                                   identify UMBRO as the
                                                   official sponsor of the USISL
                                                   on the front cover of game
                                                   programs and shall provide
                                                   UMBRO, free of charge, with
                                                   one full page advertising
                                                   space on either the back
                                                   cover, the inside back cover
                                                   or the inside front cover of
                                                   all game programs. UMBRO
                                                   shall provide Franchisee with
                                                   printed materials for the
                                                   game program at least thirty
                                                   days before the start of the
                                                   Season.

                                             GAME ANNOUNCEMENTS. Franchisee
                                                   shall provide for the
                                                   announcement of UMBRO's
                                                   sponsorship of the USISL over
                                                   the public address system at
                                                   least three times at all of
                                                   Franchisee's home games.
                                                   UMBRO shall provide
                                                   Franchisee with a script for
                                                   such announcements at least
                                                   ten days in advance.
                                                   Franchisee also shall provide
                                                   for the announcement of any
                                                   product related promotions
                                                   sponsored by UMBRO in
                                                   conjunction with any of
                                                   Franchisee's home games.

                                             SIGNBOARDS. Franchisee shall permit
                                                   UMBRO, without charge, to
                                                   display a minimum of three
                                                   and up to five in-stadium
                                                   signboards at Franchisee's
                                                   home games and at all
                                                   training sites used by the
                                                   Franchise in preparation for
                                                   USISL games. UMBRO shall
                                                   determine the location of
                                                   such signboards and shall
                                                   specify the advertising
                                                   display and logo
                                                   presentation. UMBRO shall pay
                                                   all costs for the creation
                                                   and maintenance of such
                                                   signboards, but shall not be
                                                   charged advertising or other
                                                   fees normally charged to
                                                   signboard advertisers.
                                                   Franchisee shall arrange for
                                                   the installation, placement
                                                   and maintenance of such
                                                   signboards and UMBRO shall
                                                   pay all costs incurred
                                                   therewith.

                                             UMBRO CUP. Franchisee acknowledges
                                                   that all championship matches
                                                   of the USISL shall be
                                                   designated and referred to as
                                                   the "UMBRO CUP."

                                             PROMOTIONAL ACTIVITIES. Franchisee
                                                   and its players shall make a
                                                   reasonable number of
                                                   promotional appearances each
                                                   year, at times and places
                                                   reasonably requested by
                                                   UMBRO, without charge,
                                                   provided that UMBRO shall pay
                                                   for any related expenses.
                                                   Franchisee shall provide
                                                   UMBRO with access to
                                                   Franchise-related events and
                                                   programs for purposes of
                                                   photo shoots or filming for
                                                   promotional and advertising
                                                   use. Franchisee agrees that
                                                   UMBRO and its affiliates
                                                   shall be entitled to use
                                                   photo shots or films of the
                                                   Franchise, its players or
                                                   events for publicity and
                                                   advertising purposes.

                                             UMBRO AS VENDOR. Franchisee agrees
                                                   to use its best efforts to
                                                   enable UMBRO or its
                                                   representatives to obtain the
                                                   most favorable terms
                                                   available to any vendor to
                                                   sell UMBRO products at
                                                   Franchisee's home games and
                                                   other events. UMBRO shall pay
                                                   all fees related to its sale
                                                   of products at such games or
                                                   events. Franchisee shall
                                                   distribute or provide for the
                                                   distribution of UMBRO
                                                   promotional materials or
                                                   gifts at Franchisee's home
                                                   stadium gates during "UMBRO
                                                   Day" promotions.

                                    EXHIBIT I

                    TEAM SPONSORS AND SPONSORSHIP AGREEMENTS